BCA
Bristol Capital Advisors, LLC

WITHDRAWAL OF NOTIFICATION OF DISPOSITION OF COLLATERAL

Date: April 3, 2009

To: QPC Lasers, Inc.
15632 Roxford Street
Sylmar, California 91342
Fax: (818) 743-7421
Attention: Jeffrey Ungar, Chief Executive Officer

From: Bristol Investment Fund, Ltd. ("Bristol")
c/o Bristol Capital Advisors, LLC
10990 Wilshire Boulevard, Suite 1410
Los Angeles, California 90024

Reference is made to the Security Agreement dated as of April 16, 2007 (the "Security Agreement") among QPC Lasers, Inc. (the "Company") and the holders signatory thereto of the Company's 10% Secured Convertible Debentures due April 16, 2009 and issued on April 16, 2007 in the original aggregate principal amount of $8,198,368.

On March 24, 2009, we provided you with notice that we planned to sell all or some of the "Pledged Securities" (as that term is defined in the Security Agreement) to the highest qualified bidder in public on Monday, April 6, 2009 at 10am, at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, NY 10022, in accordance with Section 9-613 of the Uniform Commercial Code (the "Notice").

We are hereby withdrawing the Notice. We expressly reserve any and all rights under the Security Agreement and other agreements executed by and between Bristol and the Company, including but not limited to the right to submit another notice of disposition of collateral at any time following the date hereof.